2530 Meridian Parkway
Durham, NC27713
(919) 806-4722
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors)

Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE ANNOUNCES 2013 third QUARTER AND nine-MONTH Results

DURHAM, NC – November 14, 2013 – EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, today announced its financial results for the third quarter and nine months ended September 30, 2013.

Chairman and CEO Carmine T. Oliva said,” Even though net sales for the third quarter and first nine months of this year fell short of our expectations, the rate of incoming orders was strong during the quarter. As a result, we ended the quarter with a solid backlog. Gross margins improved year over year in both periods and operating costs declined.”

Overall net sales in this year’s third quarter were $6.6 million compared to $8.2 million in the third quarter of last year. For the first nine months of 2013, overall net sales were $22.4 million compared to $24.4 million in the prior year’s first nine months.

Loss from operations in the 2013 third quarter was $122,000, compared to income from operations of $216,000 in the third quarter of last year. Loss from operations in the first nine months of 2013 was $415,000, an improvement of $135,000 from the loss from operations of $550,000 in the first nine months of 2012. Operating expenses in this year’s third quarter and first nine months were $2.2 million and $7.3 million, respectively, compared to$2.3 million and $7.5 million, respectively, for the same periods last year.

Net sales of EMRISE’s Electronic Devices segment in this year’s third quarter were $4.9 million compared to $6.1 million in the prior year third quarter. For the first nine months of this year, net sales in the Electronic Devices segment were $15.0 million compared to $17.5 million in the first nine months of 2012.

The year-over-year declines in net sales in the Electronic Devices segment were primarily due to a substantial decrease in sales of RF (Radio Frequency) devices throughout this year’s first nine months because of project timing delays. Also contributing to the declines, but to a much lesser extent, was a delayed IFE&C (In-Flight Entertainment and Connectivity) order and the third quarter postponement of delivery of an existing IFE&C order due to project timing delays.

Oliva noted that even though sales of RF products have slowed substantially this year, the orders received to date at the end of the 2013 first nine months exceeded the year-to-date orders at the end of the comparable period in 2012 by 68 percent, reinforcing the Company’s belief that RF product sales will be stronger in 2014. He also said that management anticipates the deferred sales from the delayed order and the postponed delivery of the existing IFE&C order will begin shipping during the second quarter of 2014.

“While we are disappointed by the year-over-year declines in our overall net sales, we are very encouraged by the outlook for business in our Electronic Devices segment,” Oliva added. “Our IFE&C customer base remains robust, and we continue to see a strong IFE&C order rate and backlog. As a result,we remain confident about our prospects for future business from this growing market. We also have a strong backlog of Military orders for the engineering, design and production of electronic devices and the outlook for us to generate increased future sales in this market remains strong.”

After being strong during the first six months of 2013, sales in the Company’s Communications Equipment segment slowed in the 2013 third quarter. The year-over-year reduction in third quarter sales was due in part to continuing weakness in infrastructure spending in the U.S. by telecommunications companies and the U.S. government for timing and synchronization products. Sales in Europe and North Africa of EMRISE’s French Network Access products in the 2013 third quarter were also lower year over year, even though orders and sales in those regions continue to be strong.

Communications Equipment net sales in this year’s third quarter were $1.7 million, compared to $2.1 million in the third quarter of 2012. Despite the weak sales in the 2013 third quarter, net sales in the segment for the first nine months of 2013 were $7.4 million, up from $6.9 million in the first nine months of 2012.

While the market in the U.S. continues to be challenging for the Communications Equipment business unit in the U.S., the French business unit continues to see demand for its products increase and it ended the 2013 third quarter with a strong backlog. As a result, the Company expects the French business unit’s growing backlog of orders can drive stronger performance in the Communications Equipment Segment in upcoming quarters.

Overall gross margin in the third quarter of this year was 31.1 percent, up from 30.2 percent in the prior year’s third quarter. For the first nine months of this year, overall gross margin was 30.6 percent, up significantly from 28.7 percent for the first nine months of 2012.

Net loss in the third quarter of 2013 was $385,000, or $0.04 loss per basic and diluted share, compared to net income for the 2012 third quarter of $121,000, or $0.01 per basic and diluted share. Net loss in this year’s third quarter included a currency exchange rate loss of $162,000; however, net income in the 2012 third quarter included an exchange rate gain of $55,000.

Net loss for the first nine months of 2013 was $1.0 million, or $0.09 loss per basic and diluted share, compared to net loss for the first nine months of 2012 of $372,000, or $0.03 per basic and diluted share. Net loss in the first nine months of 2012 included a gain on the extinguishment of debt of $275,000 and anon-recurring insurance receipt of $473,000 for the settlement of an insurance claim at the Company’s French subsidiary. There were no such gains recorded in the first nine months of 2013. Excluding the above mentioned gains, net loss for the first nine months of 2012 would have been $1.1 million.

Backlog at the end of the third quarter of 2013 was $23.1 million compared to$22.6 million at December 31, 2012. The Company currently has a large backlog of orders for its Electronic Devices segment, and it believes it will see moderate sales increases in this segment during the remainder of 2013 as it ships those orders to meet customer delivery schedules. Management, however, recognizes that there can be a risk that customers may seek to delay either production or deliveries for many reasons.

As of September 30, 2013, the Company’s cash and cash equivalents were$1.2 million, compared to cash and cash equivalents of $1.5 million on December 31, 2012. Total assets were $24.0 million, total debt obligations were $6.3 million and stockholders’ equity was $10.2 million at the end of the 2013 third quarter, compared to total assets of $24.4 million, total debt obligations of $5.1 million and stockholders’ equity of $11.1 million at the end of 2012.

The Adjusted EBITDA loss for the 2013 third quarter was $166,000 compared to an Adjusted EBITDA profit of $375,000 in the 2012 third quarter. For the first nine months of 2013, the Adjusted EBITDA loss was$114,000 compared to an Adjusted EBITDA loss of $256,000 in the first nine months of 2012.

EMRISE plans to file its Quarterly Report on Form 10-Q for the third quarter ended September 30, 2013, with the Securities and Exchange Commission (SEC) today, November 14 , 2013.

Non-GAAP Financial Measures - Reconciliation of Non-GAAP Measures

This news release includes a non-GAAP financial measure, as defined by SEC Regulation G, which management believes provide a meaningful trend of operating performance, and measure of liquidity and the Company’s ability to service debt. The non-GAAP measure included in this news release is Adjusted EBITDA. EMRISE defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, asset impairments charges, and net other income, less net gain or loss on discontinued operations. Reconciliation between net income (loss) and Adjusted EBITDA is provided in the financial tables at the end of this news release.

Conference Call and Webcast

A conference call with EMRISE management is scheduled for 11:30 a.m. EST (8:30 a.m. PST) today to discuss the Company’s financial results for its third quarter ended September 30, 2013. To join the conference call, dial toll free (877) 941-8418 five minutes prior to the scheduled start time. For callers outside the United States, dial (480) 629-9809. A live webcast of the call may also be accessed at www.emrise.com; on the EMRISE client page at www.allencaron.com; or at http://viavid.net. An archived replay of the webcast will be available shortly after the call through the same web links listed above and will be available for 90 days.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE products perform key functions such as power supply and power conversion; radio frequency (RF) and microwave signal processing; and network access to public and private communications networks. The use of its network products in public and private, legacy and latest Ethernet and Internet Protocol (IP) networks is a primary growth driver for the Company’s Communications Equipment business units. The use of its power supplies, RF and microwave signal processing devices and subsystems in on-board In-Flight Entertainment and Connectivity systems is a primary growth driver for the Company’s Electronic Devices business units. EMRISE serves the worldwide base of customers it has built in North America, Europe and Asia through operations in the United States, England and France. For more information on EMRISE, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB, the venture marketplace for companies that are current in their reporting with a U.S. regulator. Investors can find Real-Time quotes and market information for EMRISE at www.otcmarkets.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, certain matters discussed in this press release, including but not limited to the Company’s belief that the orders for RF products received to date at the end of the 2013 first nine months exceeded the year-to-date orders at the end of the comparable period in 2012 by 68 percent, reinforcing the Company’s belief that RF product sales will be stronger in 2014; the deferred sales from the delayed order and the postponed delivery of the existing IFE&C order will begin shipping during the second quarter of 2014; that the outlook for business in its Electronic Devices segment is encouraging; that the IFE&C customer base is robust and the IFE&C order rate and backlog continue to be strong;in its prospects for future business from the growing IFE&Cmarket; that it has a strong backlog of Military orders for the engineering, design and production of electronic devices; that the outlook for EMRISE to generate increased future sales in the Military remains strong;that orders for and sales of EMRISE’s French Network Access products in Europe and North Africa continue to be strong; that the French business unit’s growing backlog of orders can drive stronger performance in upcoming quarters; that it has a large backlog of orders for its Electronic Devices segment and will see moderate sales increases in that segment during the remainder of 2013 as it ships those orders to meet customer delivery schedules;and other future-oriented matters are all forward looking statements within the meaning of the Private Securities Litigation Reform Act. The actual future results of EMRISE could differ materially from those statements. Factors that could cause or contribute to such differences include, but are not limited to: failure to meet working capital needs that causes supply interruptions or delays in shipments to customers; cost reductions that do not result in the anticipated level of cost savings; whether the Company can meet its term debt obligations; whether global economic conditions will have a further negative impact on the Company’s sales and/or, overall operations; the impact on the Company’s consolidated results of fluctuations in currency exchange rate of the U.S. dollar against the British Pound Sterling and the Euro;inability to develop new products; unexpected costs, cost increases or lack of expected savings that affect the future profitability of EMRISE; or unexpected delays which prevent timely shipment of current or future orders as expected. The Company also refers you to those factors contained in the “Risk Factors” section of EMRISE’s Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the third quarter ended September 30, 2013, its recent Current Reports on Form 8-K, and other EMRISE filings with the SEC.

TABLES FOLLOW

EMRISE CORPORATION

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$6,627	$8,235	$22,415	$24,374
Cost of sales	4,568	5,752	15,552	17,387
Gross profit	2,059	2,483	6,863	6,987
Operating expenses:
Selling, general and administrative	1,892	1,993	6,370	6,608
Engineering and product development	289	274	908	929
Total operating expenses	2,181	2,267	7,278	7,537
(Loss)/Income from operations	(122)	216	(415)	(550)
Other income (expense):
Interest income	21	11	65	34
Interest expense	(134)	(90)	(388)	(273)
Other, net	(162)	144	(55)	549
Gain on extinguishment of debt	—	—	—	275
Total other (expense)/income, net	(275)	65	(378)	585
(Loss)/Income/ before income taxes	(397)	281	(793)	35
Income tax (benefit)/expense	(12)	160	220	398
(Loss)/Income from continuing operations	(385)	121	(1,013)	(363)
(Loss)/Income from discontinued operations	—	—	—	(9)
Net (Loss)/Income	$(385)	$121	$(1,013)	$(372)
Foreign currency translation adjustment	$795	$277	$93	$422
Comprehensive Income/(Loss)	$410	$398	$(920)	$50

Weighted average shares outstanding
Basic	10,705	10,692	10,700	10,687
Diluted	10,705	10,692	10,700	10,687
(Loss)/Income per share
Basic
Continuing operations	$(0.04)	$0.01	$(0.09)	$(0.03)
Discontinued operations	$—	$—	$—	$0.00
Net (Loss)/income	$(0.04)	$0.01	$(0.09)	$(0.03)
Diluted
Continuing operations	$(0.04)	$0.01	$(0.09)	$(0.03)
Discontinued operations	$—	$—	$—	$—
Net (Loss)/Income	$(0.04)	$0.01	$(0.09)	$(0.03)

EMRISE CORPORATION

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	September 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,150	$1,519
Accounts receivable, net of allowances for doubtful accounts of $68 at September 30, 2013 and $75 at December 31, 2012	5,370	6,784
Other receivables	—	—
Inventories, net	6,574	7,255
Current deferred tax assets	130	128
Prepaid and other current assets	809	1,138
Total current assets	14,033	16,824
Property, plant and equipment, net	3,868	973
Goodwill	5,169	5,146
Intangible assets other than goodwill, net	482	584
Deferred tax assets	59	59
Restricted cash	—	407
Other assets	413	405
Total assets	$24,024	$24,398

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,280	$2,970
Accrued expenses	3,887	3,759
Lines of credit	970	1,122
Current portion of long-term debt	991	942
Income taxes payable	152	307
Other current liabilities	276	274
Total current liabilities	8,556	9,374
Long-term debt	4,382	3,033
Other liabilities	887	896
Total liabilities	13,825	13,303
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.0033 par value. Authorized 75,000,000 shares; 10,707,337 and 10,698,337 issued and outstanding at September 30, 2013 and December 31, 2012, respectively.	128	128
Additional paid-in capital	44,201	44,177
Accumulated deficit	(32,545)	(31,532)
Accumulated other comprehensive loss	(1,585)	(1,678)
Total stockholders’ equity	10,199	11,095
Total liabilities and stockholders’ equity	$24,024	$24,398

Reconciliation of Adjusted EBITDA to Net Loss

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2013	2012	2013	2012

Net Income (Loss) from continuing operations as reported	$(385)	$121	$(1,013)	$(363)
Additions:
Depreciation and Amortization	118	104	356	307
Interest expense, net	113	79	323	239
Income tax provision	(12)	160	220	398
Other:
Gain from extinguishment of debt	-	-	-	(275)
Gain from release of reserve against derivative	-	(89)	-	(89)
Insurance claim	-	-	-	(473)

Adjusted EBITDA	$(166)	$375	$(114)	$(256)

Use of Non-GAAP Financial Measures In evaluating its business, EMRISE considers and uses Adjusted EBITDA as a supplemental measure of its operating performance. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, non-cash stock compensation, and net other income, less net income or loss on discontinued operations. Management believes that Adjusted EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis.

The term Adjusted EBITDA is not defined under GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with GAAP. Adjusted EBITDA has limitations as an analytical tool, and when assessing the EMRISE’s operating performance, investors should not consider Adjusted EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with GAAP. Other companies may calculate similar measures differently than EMRISE, limiting their usefulness as comparative tools. EMRISE compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA only supplementally.

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